SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.      )

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TECO Energy, Inc.

(Name of Registrant as Specified In Its Charter)

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March 16, 2005

Notice of Annual Meeting of Shareholders to be held on April 27, 2005

The Annual Meeting of the Shareholders of TECO Energy, Inc. will be held at the principal office of the Corporation, TECO Plaza, 702 North Franklin Street, Tampa, Florida, on Wednesday, April 27, 2005 at 10:00 a.m., for the following purposes:

1.	To elect four directors.

2.	To ratify the selection of the Corporation’s independent auditor.

3.	To consider and act on such other matters as may properly come before the meeting.

Shareholders of record at the close of business on February 17, 2005 will be entitled to vote at the meeting and at any adjournments thereof.

Even if you plan to attend the meeting, you are requested to either mark, sign and date the enclosed proxy card and return it promptly in the accompanying envelope or vote by telephone or internet by following the instructions on the proxy card. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,

D. E. Schwartz, Secretary

TECO ENERGY, INC.

P.O. Box 111 Tampa, Florida 33601 (813) 228-1111

PROXY STATEMENT

TECO Energy, Inc., P.O. Box 111, Tampa, FL 33601

Proxy Statement

The enclosed proxy is solicited on behalf of the Board of Directors of TECO Energy, Inc. (the “Corporation”) to be voted at the Annual Meeting of Shareholders of the Corporation to be held at the time and place and for the purposes set forth in the foregoing notice. This proxy statement and the enclosed proxy are being mailed to shareholders beginning on or about March 16, 2005.

Voting Securities

As of February 17, 2005, the record date for the determination of shareholders entitled to vote at the meeting, the Corporation had outstanding 206,880,838 shares of Common Stock, $1 par value (“Common Stock”), the only class of stock of the Corporation outstanding and entitled to vote at the meeting. The holders of Common Stock are entitled to one vote for each share registered in their names on the record date with respect to all matters to be acted upon at the meeting.

The presence at the meeting, in person or by proxy, of a majority of the shares outstanding on the record date will constitute a quorum. Abstentions and broker non-votes will be considered as shares present for purposes of determining the presence of a quorum.

A shareholder submitting a proxy may revoke it at any time before it is exercised at the meeting by filing with the Secretary of the Corporation a written notice of revocation, submitting a proxy bearing a later date or attending the meeting and voting in person.

Shares represented by valid proxies received will be voted in the manner specified on the proxies. If no instructions are indicated on the proxy, the proxy will be voted for the election of the nominees for director named below and the ratification of the Corporation’s independent auditor.

The affirmative vote of a majority of the Common Stock represented at the meeting in person or by proxy will be required to elect directors. Abstentions will be considered as represented at the meeting and, therefore, will be the equivalent of a negative vote; broker non-votes will not be considered as represented at the meeting.

Attending in Person

Only shareholders or their proxy holders and the Corporation’s guests may attend the meeting, and a form of personal photo identification will be required. Directions to the meeting are provided on the inside back cover of the annual report booklet. Admission will be on a first-come, first-served basis. For safety and security reasons, cameras will not be allowed in the meeting, and bags, briefcases and other items will be subject to security check.

For registered shareholders, an admission ticket is attached to your proxy card. Please bring the admission ticket with you to the meeting.

If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on February 17, 2005, the record date for voting.

Any persons who do not present proper photo identification and an admission ticket or verification of ownership may not be admitted to the meeting.

Election of Directors

The Corporation’s Bylaws provide for the Board of Directors to be divided into three classes, with each class to be as nearly equal in number as possible and to hold office until its successor is elected and qualified. As the term of one class of directors expires, their successors are elected for a term of three years at each annual meeting of shareholders. Messrs. Ausley, Ferman and Whiting have been nominated for reelection to terms expiring in 2008. Mr. Welch has been nominated for reelection to the class of directors whose term expires in 2007, but has indicated he only plans to serve until April 2006. Otherwise, each of these nominees has consented to serve if elected. If any nominee is unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may designate.

The following table contains certain information as to the nominees and each person whose term of office as a director will continue after the meeting. Information on the share ownership of each of these individuals is included under “Share Ownership” on pages 4 and 5.

Name	Age	Principal Occupation During Last Five Years and Other Directorships Held (1)	Director Since (1)	Present Term Expires

*DuBose Ausley	67	Attorney and former Chairman, Ausley & McMullen (attorneys), Tallahassee, Florida; also a director of Capital City Bank Group, Inc., Huron Consulting Group, Inc. and Sprint Corporation	1992	2005

Sara L. Baldwin	73	Private Investor, Tampa, Florida	1980	2006

*James L. Ferman, Jr.	61	President, Ferman Motor Car Company, Inc. (automobile dealerships), Tampa, Florida; also a director of Florida Investment Advisers, Inc. and Chairman of The Bank of Tampa and its holding company, The Tampa Banking Company	1985	2005

Luis Guinot, Jr.	69	Attorney and former Equity Partner, Shapiro, Sher, Guinot & Sandler, P.A. (attorneys), Washington, D.C.; formerly United States Ambassador to the Republic of Costa Rica	1999	2006

Sherrill W. Hudson	62	Chairman of the Board and Chief Executive Officer, TECO Energy, Inc.; formerly Managing Partner for South Florida, Deloitte & Touche LLP (public accounting), Miami, Florida; also a director of Publix Super Markets, Inc. and The Standard Register Company	2003	2006

Tom L. Rankin	64	Independent Investment Manager; formerly Chairman of the Board and Chief Executive Officer, Lykes Energy, Inc. (the former holding company for Peoples Gas System) and Lykes Bros. Inc.; also a director of Media General, Inc.	1997	2007

William D. Rockford	59	President, Primary Energy Holdings LLC (power generation), Oak Brook, Illinois; formerly Managing Director, Chase Securities Inc. (financial services), New York, New York	2000	2007

William P. Sovey	71	Retired; formerly Chairman of the Board and Chief Executive Officer, Newell Rubbermaid Inc. (consumer products), Freeport, Illinois; also a director of Actuant Corporation	1996	2006

J. Thomas Touchton	66	President, The Witt-Touchton Company LLC (private investment company), Tampa, Florida	1987	2007

*James O. Welch, Jr.	73	Retired; formerly Vice Chairman, RJR Nabisco, Inc. and Chairman, Nabisco Brands, Inc.	1976	2005

*Paul L. Whiting	61	President, Seabreeze Holdings, Inc., (consulting and private investments), Tampa, Florida; also Chairman of the Board of Sykes Enterprises, Incorporated and a director of The Bank of Tampa and its holding company, The Tampa Banking Company	2004	2005

* Nominee for election as director

(1)	All of the directors of the Corporation also serve as directors of Tampa Electric Company, and the period of service shown includes service on Tampa Electric Company’s Board prior to the formation of the Corporation on January 15, 1981. On April 15, 1981, the Corporation became the corporate parent of Tampa Electric Company as a result of a reorganization.

Information about the Board and its Committees

The Board of Directors held 14 meetings in 2004. All directors attended at least 75 percent of the meetings of the Board and Committees on which they served. The Corporation’s policy is for directors to attend the Corporation’s Annual Meeting of Shareholders; in 2004, all of the directors attended that meeting. In 2004, the non-management directors met in executive session at least quarterly, and the independent directors met in executive session at least once. The presiding director for the non-management executive sessions rotates alphabetically on a quarterly basis. The Board determined that all of the directors except Messrs. Ausley and Hudson meet the independence standards of the New York Stock Exchange and those set forth in the Corporation’s Corporate Governance Guidelines. An excerpt from these Guidelines containing the independence standards set forth therein is attached as Appendix A to this proxy statement.

The Corporation has standing Audit, Compensation, Finance, and Governance and Nominating Committees of the Board of Directors. The Audit, Compensation and Governance and Nominating Committees are comprised exclusively of independent directors, as defined by the listing standards of the New York Stock Exchange. The Corporate Governance Guidelines, the Charters of each Committee and the Code of Ethics applicable to all directors, officers and employees, the Standards of Integrity, are available on the Investor Relations page of the Corporation’s website, www.tecoenergy.com, or in print to any shareholder who requests them from the Director of Investor Relations, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601. Any shareholder wishing to contact either the non-management directors or the Audit Committee may do so by mail at P.O. Box 1648, Tampa, Florida 33601, or by e-mail through the Investor Relations page of the Corporation’s website, www.tecoenergy.com.

The Audit Committee met 14 times in 2004; its members are Messrs. Ferman, Rankin, Touchton (Chair) and Whiting. The Board of Directors has determined that Messrs. Rankin and Whiting are audit committee financial experts, as that term has been defined by the Securities and Exchange Commission, and are independent. Additional information about the Audit Committee is included in the Audit Committee Report on page 13.

The Compensation Committee, which met five times in 2004, is composed of Mrs. Baldwin and Messrs. Guinot, Sovey (Chair) and Welch. For additional information about the Compensation Committee, see the Compensation Committee Report on Executive Compensation on pages 6-8.

The Finance Committee, which assists the Board in formulating the financial policies of the Corporation and evaluating significant investments and other financial commitments by the Corporation, met seven times in 2004; its members are Messrs. Ausley, Hudson, Rankin (Chair) and Rockford.

The Governance and Nominating Committee assists the Board with respect to corporate governance matters, including the composition and functioning of the Board. It met five times in 2004, and its members are Mrs. Baldwin and Messrs. Ferman (Chair), Sovey and Touchton. The Committee has the responsibilities set forth in its Charter with respect to identifying individuals qualified to become members of the Board; recommending to the Board when new members should be added to the Board; recommending to the Board individuals to fill vacancies and nominees for the next annual meeting of shareholders; periodically developing and recommending to the Board updates to the Corporate Governance Guidelines; and overseeing the annual evaluation of the Board and its committees. The Governance and Nominating Committee’s process for evaluating nominees for director, including nominees recommended by shareholders, is to consider an individual’s character and professional ethics, judgment, business and financial experience, expertise and acumen, familiarity with national and international issues affecting business, and other relevant criteria, including the diversity, age, skills and experience of the Board of Directors as a whole. The Governance and Nominating Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director, and has retained a search firm to identify potential director candidates and assist in their evaluation. Mr. Whiting, who was appointed to the Board in November 2004, was recommended to the Governance and Nominating Committee for consideration by a non-management director. The Governance and Nominating Committee reviews the qualifications and backgrounds of all the candidates, as well as the overall composition of the Board, and recommends to the Board the slate of candidates to be nominated for election at the annual meeting of shareholders and the composition of the Board’s committees. Shareholder recommendations for nominees for membership on the Board will be given due consideration by the Committee for recommendation to the Board based on the nominee’s qualifications in the same manner as all other candidates. Shareholder nominee recommendations should be submitted in writing to the Chairman of the Governance and Nominating Committee in care of the Corporate Secretary.

Compensation of Directors

Directors who are not employees or former employees of the Corporation or any of its subsidiaries are paid an annual retainer of $27,000 and attendance fees of $750 for each meeting of the Board of the Corporation, $750 for each meeting of the Board of Tampa Electric Company and $1,000 for each meeting of a standing Committee of the Board on which they serve. (The meeting fee for ad hoc committees formed by the Board ranges from $500 to $1,000.) Each director who serves as a Committee Chairman receives an additional annual retainer of $5,000. Directors may elect to receive all or a portion of their compensation in the form of Common Stock. Directors may also elect to defer any of their cash compensation with a return calculated at either one percent above the prime rate or a rate equal to the total return on the Corporation’s Common Stock.

All non-management directors participate in the Corporation’s 1997 Director Equity Plan, which allows for a variety of equity-based awards. Currently, each new non-management director receives an option for 10,000 shares of Common Stock and each continuing non-management director receives an annual grant consisting of 500 shares and an option for 2,500 shares of Common Stock. The exercise price for these options is the fair market value of the shares on the date of grant. They are exercisable immediately and expire ten years after grant or earlier as provided in the plan following termination of service on the Board.

Certain Relationships and Related Party Transactions

The Corporation paid legal fees of $1,436,197 for 2004 to Ausley & McMullen, of which Mr. Ausley is an employee.

Share Ownership

The following table sets forth information with respect to all persons who are known to the Corporation to be the beneficial owner of more than five percent of the outstanding Common Stock as of December 31, 2004.

Name and Address	Shares	Percent of Class
Franklin Resources, Inc (“Franklin”)	18,746,080(1)	9.4
Charles B. Johnson
Rupert H. Johnson
One Franklin Parkway, San Mateo, CA 94403

(1)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005, which reported that Franklin (and Charles B. Johnson and Rupert H. Johnson, as its principal shareholders) had sole voting power and investment power over these shares. Franklin and the Messrs. Johnson disclaim beneficial ownership of any of these shares. The Franklin-affiliated entities that purchased shares directly from the Corporation in 2003 have agreed to vote their shares, to the extent that the shares owned by them and the other Franklin-affiliated entities exceed five percent of the Corporation’s outstanding Common Stock, in the same manner (proportionately) as all other shares of Common Stock entitled to vote on the matter, unless otherwise approved in writing in advance by the Corporation.

The following table sets forth the shares of Common Stock beneficially owned as of January 31, 2005 by the Corporation’s directors and nominees, its executive officers named in the summary compensation table below and its directors and executive officers as a group. Except as otherwise noted, such persons have sole investment and voting power over the shares. The number of shares of the Corporation’s Common Stock beneficially owned by any director or executive officer does not exceed 1% of such shares outstanding at January 31, 2005; the percentage beneficially owned by all directors and executive officers as a group as of such date is 1.3%.

Name	Shares(1)		Name	Shares(1)
DuBose Ausley	59,557		James O. Welch, Jr.	145,586	(6)

Sara L. Baldwin	51,101	(2)	Paul L. Whiting	10,000

James L. Ferman, Jr.	71,646	(3)	Robert D. Fagan	808,861	(7)(8)

Luis Guinot, Jr.	25,325		John B. Ramil	321,596	(8)(9)

Sherrill W. Hudson	69,838	(4)	Gordon L. Gillette	169,634	(8)

Tom L. Rankin	755,428	(5)	William N. Cantrell	307,304	(8)(10)

William D. Rockford	27,613		Jimmy J. Shackleford	162,446	(8)

William P. Sovey	43,082		All directors and executive officers as a group(19 persons)	2,652,335	(7)(8)(11)
J. Thomas Touchton	71,792

(1)	The amounts listed include the following shares that are subject to options granted under the Corporation’s stock option plans that are exercisable within 60 days of January 31, 2005: Mrs. Baldwin and Messrs. Ausley, Ferman, Guinot, Touchton and Welch, 22,000 shares each; Mr. Hudson, 15,000 shares; Mr. Rankin, 26,000 shares; Mr. Rockford, 17,000 shares; Mr. Sovey, 28,000 shares; Mr. Whiting,

10,000 shares; Mr. Fagan, 784,742 shares; Mr. Ramil, 198,322 shares; Mr. Gillette, 95,309 shares; Mr. Cantrell, 164,350 shares; Mr. Shackleford, 103,143 shares and all directors and executive officers as a group, 1,006,203.

(2)	Includes 381 shares held by a trust of which Mrs. Baldwin is a trustee.
(3)	Includes 42,429 shares owned jointly by Mr. Ferman and his wife. Also includes 2,197 shares owned by Mr. Ferman’s wife, as to which shares he disclaims any beneficial interest.
(4)	Includes 2,500 shares owned jointly by Mr. Hudson and his wife.
(5)	Includes 1,343 shares owned by Mr. Rankin’s wife, as to which shares he disclaims any beneficial interest.
(6)	Includes 41,990 shares owned by Mr. Welch’s wife, as to which shares he disclaims any beneficial interest. Also includes 36,860 shares held by trusts of which Mr. Welch is a trustee.
(7)	Mr. Fagan was the Corporation’s Chairman, President and Chief Executive Officer until he resigned from the Corporation and as a director effective July 6, 2004. Mr. Fagan is included as a named executive officer in the Summary Compensation Table because he served as the Corporation’s Chief Executive Officer for a portion of fiscal year 2004. Accordingly, the amounts for “all directors and executive officers as a group” in this table and in footnotes (1) and (8) exclude shares attributable to Mr. Fagan.
(8)	The amounts listed include the following shares that are held by benefit plans of the Corporation for an officer’s account: Mr. Fagan, 1,976 shares; Mr. Ramil, 6,565 shares; Mr. Gillette, 8,566 shares; Mr. Cantrell, 12,025 shares; Mr. Shackleford, 5,539 shares and all directors and executive officers as a group, 59,136 shares.
(9)	Includes 2,013 shares owned jointly by Mr. Ramil and other family members.
(10)	Includes 26,240 shares owned by Mr. Cantrell’s wife, as to which shares he disclaims any beneficial interest.
(11)	Includes a total of 48,024 shares owned jointly. Also includes a total of 71,770 shares owned by spouses, as to which shares beneficial interest is disclaimed.

Shareholder Return Performance Graph

The following graph shows the cumulative total shareholder return on the Corporation’s Common Stock on a yearly basis over the five-year period ended December 31, 2004, and compares this return with that of the S&P 500 Composite Index and the S&P Electric Utilities Index. The graph assumes that the value of the investment in the Corporation’s Common Stock and each index was $100 on December 31, 1999 and that all dividends were reinvested.

December 31,	1999	2000	2001	2002	2003	2004
TECO Energy, Inc.	$100	$185	$157	$99	$100	$112
S&P Electric Utilities Index	$100	$154	$128	$109	$135	$171
S&P 500 Index	$100	$91	$80	$62	$80	$89

Executive Compensation

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors, composed entirely of independent directors, reviews and approves the goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of those goals and objectives, and determines and approves the CEO compensation level based on this evaluation. In addition, the Committee makes recommendations to the Board with respect to the compensation of other executive officers, incentive compensation plans, and equity-based plans. The Committee also administers the Corporation’s long-term incentive plan and makes recommendations on proposed executive employment, severance and change in control agreements. The objective of the Corporation’s compensation program is to enhance shareholder value by attracting and retaining the talent needed to manage and build the Corporation’s businesses. The Committee seeks, therefore, to provide compensation opportunities that are competitive and link the interests of shareholders and executives.

Upon the Committee’s recommendation, the Board has adopted stock ownership guidelines of five times base salary for the CEO and three times base salary for the other executive officers. These guidelines, which allow the executives five years to acquire this amount of stock and do not recognize stock options as shares owned, have been in place since 1996.

The components of the Corporation’s executive compensation program, base salary, annual incentive awards and long-term incentive awards, are described below.

Base Salary. Base salary is designed to provide each executive with a fixed amount of annual compensation that is competitive with the marketplace. The Corporation’s salary structure for its executive officers utilizes various salary grade ranges and associated midpoints. Each executive officer is assigned to a salary grade by the Board, on the recommendation of the Committee, based on the officer’s experience level and scope of responsibility and a market assessment of the median compensation paid to executives with similar positions by organizations having comparable revenues in the energy services industry and in general industry. (Because the Corporation has non-utility subsidiaries, it does not benchmark compensation only against companies in the S&P Electric Utility Index.) This assessment is conducted by the international compensation consulting firm which serves as the Committee’s outside compensation consultant. Each year, the Committee adjusts the salary ranges based on surveys by outside consultants of expected changes in compensation levels at general industrial and energy services companies and recommends adjustments to the base salaries for the executive officers. In recommending base salary adjustments for the executive officers, the Committee typically takes into account the midpoint of the officer’s assigned salary grade and the Committee’s evaluation of the officer’s individual performance. In 2004, Mr. Hudson’s initial base salary was set based on the competitive compensation data provided by the Committee’s outside consultant, and increases were made to the existing base salaries for each other executive officer. In making these increases, the Committee took into account the midpoint of the officer’s assigned salary grade and the Committee’s evaluation of the officer’s individual performance. Mr. Hudson, who began serving as Chief Executive Officer in July 2004, was paid a base salary consisting of (i) cash paid at the rate of $150,000 per year and (ii) 43,731 shares of restricted stock vesting quarterly until June 30, 2005. This restricted stock, which was valued at $525,000 at the time of grant, was awarded in order to provide an annual base salary consisting primarily of equity-based pay with a total value of $675,000, the same value as the cash base salary of the predecessor CEO (Robert D. Fagan). As he is maintaining a residence in Miami, Mr. Hudson also received a housing allowance of $3,500 per month and was reimbursed for temporary living expenses. Mr. Hudson does not participate in the Corporation’s supplemental executive retirement plan. For 2004, Mr. Fagan’s and Mr. Hudson’s annualized base salaries (including, in the case of Mr. Hudson, the value of the restricted stock referenced above) were 95% of the midpoint of their respective salary grades.

Annual Incentive Awards. The Corporation has an annual incentive program intended to encourage actions that contribute to improved operating and financial results, which provides for incentive awards based on the achievement of corporate and individual performance goals. Under the Corporation’s plan, financial results are adjusted to exclude one-time gains and losses that were not contemplated in the Corporation’s business plan. Target award percentages range up to 70% for the CEO, 40-65% for the other named executive officers and lower percentages for other officers, and are multiplied by the greater of the midpoint of the officer’s salary range or the officer’s salary. In setting these percentages, the Committee used data from the market assessment referred to above. Under the Corporation’s plan, additional payments of up to 50% of the target awards may be made if the goals are exceeded; lesser amounts may be paid if the goals are not achieved, but only if the Corporation’s net income, as adjusted, exceeds a threshold designated for that year. The Committee may decide to adjust awards if the plan formula would unduly penalize or reward management and, in individual cases, to vary the calculated award based on the officer’s total performance.

The 2004 objectives for all the executive officers under the incentive program included overall operating and financial performance targets measured by the Corporation’s non-GAAP earnings, cash utilization and operating unit financial performance on an absolute basis and by the Corporation’s earnings per share growth and return on equity relative to other companies in the utility industry. 60% of Mr. Fagan’s and Mr. Hudson’s potential 2004 awards were based on these factors. Additional quantitative targets were used for some of the other executive officers including, in the case of certain officers, targets relating specifically to the performance of the companies for which they have chief operating responsibility.

In addition to having these quantitative targets, each executive officer had qualitative objectives that focused on aspects of the Corporation’s business that directly related to the executive officer’s individual responsibilities. 40% of Mr. Fagan’s and Mr. Hudson’s potential 2004 awards were based on qualitative objectives relating to corporate performance, effective execution of corporate strategy and the demonstration of leadership through safety, diversity, affirmative action and leadership development.

The Committee determined the annual incentive awards for 2004 by (i) calculating the amount of the payment under the plan that would otherwise be payable to each participant based upon satisfaction of the pre-established performance goals (with financial results adjusted for: one-time losses from 2004 hurricane costs, a charge incurred in 2004 for the hedging of oil prices in 2005 and acceleration of certain cash payments into 2004 that were budgeted for 2005); (ii) exercising the Committee’s discretion in some cases to reduce the award otherwise payable under the plan, given the Corporation’s overall financial performance as a result of the large write-offs recorded by the Corporation in 2004; and (iii) deciding in some cases to pay half or all of the value of the award in stock. Mr. Hudson’s annual incentive award for 2004 was paid in the form of common stock having a value equal to 41% of the midpoint of his salary grade. Mr. Fagan did not receive an incentive award for 2004, as his employment terminated during that year and he received a severance package as described below in this report.

In April 2005, the Committee will determine whether or not the pre-established performance goals for 2004 relating to the Corporation’s relative performance to peer group companies were achieved and will make any corresponding payments to the executives of the balance of the 2004 annual incentive award.

Long-Term Incentive Awards. The long-term component of the Corporation’s incentive compensation program consists of equity-based grants, which have been in the form of stock options and restricted stock. These grants are designed to create a mutuality of interest with shareholders by motivating the CEO and the other executive officers and key personnel to manage the Corporation’s business so that the shareholders’ investment will grow in value over time. The Committee’s policy has been to base individual awards on an annual study by its outside consultant comparing the value of long-term incentive grants to salary levels in the energy services industry and in general industry.

In granting these awards, the Committee was aware that each year in the late March-April time frame, the restricted stock granted three years earlier will vest if the applicable vesting conditions are met and, thus, each year at this time, shares may be sold by the executive officers or withheld by the Corporation in order to pay the taxes due upon vesting. Accordingly, investors who see the reported sales of these shares by executive officers should not assume that such sales represent negative views of the Corporation’s prospects by the executive officers.

The 37,701 shares of performance-based restricted stock, 37,701 shares of time-vested restricted stock and 227,115 options granted to Mr. Fagan in 2004 reflected the policies described above and, as in the case of the other executive officers, the results of the Committee’s review of their performance conducted in early 2004. The 150,000 options granted to Mr. Hudson in July of 2004 reflect the data provided by the Committee’s outside consultant as to a competitive long-term incentive package for an incoming CEO. The exercise prices for Mr. Hudson’s options were fair market value (“FMV”) for one-third, 105% of FMV for one-third and 110% of FMV for one-third. As Mr. Hudson began serving as an executive officer in July 2004, he did not receive any of the performance-based restricted stock awards which were granted to the executive officers in April 2004.

The performance-based restricted stock granted in 2004 has a payout that is dependent upon the total return of the Common Stock over a three-year period relative to that of the median company (in terms of total return) in the Dow Jones Electric Utility Index. (This index was selected because it allows for more readily available computations of the total return of a peer group than the S&P Electric Utility Index.) If the Common Stock’s total return is equal to that of the median company during the three-year period, the payout will be equal to 90 percent of the target amount. If the total return is in the top 10 percent of the companies in the index, the payout will be at 200 percent. If the total return is in the bottom one-third of these companies, there will be no payout. A minimum payout of 50 percent of target will be made if performance is equal to the 33 1/3 percentile. The payout for performance between the top 10 percent and the bottom one-third is prorated. The time-vested restricted stock granted in 2004 vests following three years of service. The stock options granted in 2004 vest over a three-year period and have a ten-year term.

As part of the Corporation’s internal reorganization in 2004, the Corporation entered into agreements with two executive officers (Richard Lehfeldt and D. Jeffrey Rankin) providing for severance benefits that were recommended by the Committee. The Committee’s policy has been to provide severance arrangements that are based on the officer’s existing compensation and within the bounds of competitive practice, based on information from its outside consultant. These agreements were filed as exhibits to the Corporation’s periodic reports filed with the Securities and Exchange Commission.

Mr. Fagan resigned as Chief Executive Officer of the Corporation effective July 6, 2004. The Corporation fulfilled its contractual commitments under Mr. Fagan’s severance agreement dated January 28, 2003, the principal terms of which are described below under “Employment, Termination and Change in Control Arrangements.”

With respect to qualifying compensation paid to executive officers under Section 162(m) of the Internal Revenue Code, the Corporation does not expect to have a significant amount of compensation exceeding the $1 million per person annual limitation. Accordingly, the Committee has recommended that the Corporation continue to structure its executive compensation program to meet the objectives described in this report. Compensation attributable to the Corporation’s performance-based restricted stock and stock options is not subject to the Section 162(m) limit because of the performance-based exemption.

By the Compensation Committee,

William P. Sovey (Chairman)

Sara L. Baldwin

Luis Guinot, Jr.

James O. Welch, Jr.

The following tables set forth certain compensation information for each person who served as Chief Executive Officer of the Corporation in 2004 and each of the four other most highly compensated executive officers of the Corporation and its subsidiaries in 2004.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus (1)	Other Annual Compen- sation (2)	Restricted Stock Awards (3)	Shares Underlying Options/ SARs (#)	LTIP Payouts (4)	All Other Compensation (5)
Sherrill W. Hudson Chairman and CEO (6)	2004	$70,962	$292,512	$21,000	$525,000	150,000		$21,372

Robert D. Fagan Former Chairman,	2004 2003	562,500 675,000	0 0		508,964 798,268	227,115 99,671	$1,021,676	3,726,910 43,828
President and CEO (7)	2002	675,000	475,954		857,082	168,110	825,700	55,543

John B. Ramil President and Chief Operating Officer	2004 2003 2002	449,154 370,000 370,000	165,000 0 203,500		228,110 305,433 263,190	101,786 34,233 51,622	214,538	20,686 22,689 28,484

Gordon L. Gillette Executive Vice President and Chief Financial Officer	2004 2003 2002	384,154 290,000 290,000	115,000 0 130,500		162,932 145,981 143,701	72,705 16,710 28,188	147,563	17,235 16,217 19,902

William N. Cantrell President of Peoples Gas System	2004 2003 2002	345,000 315,000 315,000	67,000 0 158,445		138,105 199,211 209,505	61,626 24,364 41,094	195,210	11,886 19,260 21,951

Jimmy J. Shackleford President of TECO Coal Corporation	2004 2003 2002	265,200 255,000 255,000	170,000 0 133,749		83,795 129,227 143,701	37,391 16,710 28,188	103,765	9,518 16,016 17,979
(1)	Because the portion of each executive officer’s annual bonus that is based on the Corporation’s annual earnings per share growth and return on equity relative to that of other companies in the industry is determined using comparative data that does not become available until after the time of printing of the Corporation’s proxy statement for that year, this portion of the annual bonus, if any, is reported in the Corporation’s proxy statement for the following year. Mr. Hudson’s 2004 bonus was paid in the form of stock. One-half of Mr. Ramil’s 2004 bonus and Mr. Gillette’s 2004 bonus were paid in the form of stock, with half of this stock vesting immediately and half vesting one year from the date of grant.

(2)	The reported amount consists of a housing allowance of $3,500 per month for the last six months of 2004, in recognition of Mr. Hudson’s retaining his residence in Miami. In addition, Mr. Hudson was reimbursed for temporary living expenses during that period of time.

(3)	Of the reported restricted stock, the only shares awarded that vest in less than three years from the date of grant are the 43,731 shares Mr. Hudson received upon his election as Chairman and CEO on July 6, 2004, which were granted in lieu of salary for the period of July 2004 through June 2005. These shares vest quarterly over a 12-month period, and thus 10,933 shares will vest on March 31, 2005 and the same number will vest on June 30, 2005. The reported values of the restricted stock awards were determined using the closing market price of the Common Stock on the date of grant. Restricted stock holdings and the values thereof based on the closing price of the Common Stock on December 31, 2004 were as follows: Mr. Hudson, 21,865 shares ($335,409); Mr. Ramil, 101,256 shares ($1,553,267); Mr. Gillette, 56,152 shares ($861,372); Mr. Cantrell, 70,836 shares ($1,086,624); and Mr. Shackleford, 53,128 shares ($814,984). Holders of restricted stock receive the same dividends as holders of other shares of Common Stock.

(4)	The reported amount for Mr. Fagan in 2004 reflects performance-based restricted stock which vested under the terms of his severance agreement, as described in “Employment, Termination and Change in Control Arrangements” below.

(5)	The reported amounts for 2004 consist of $372 in premiums paid by the Corporation to the Executive Supplemental Life Insurance Plan, with the balance in each case, except for Mr. Fagan, being employer contributions under the TECO Energy Group Retirement Savings Plan and Retirement Savings Excess Benefit Plan. The reported amount for Mr. Fagan includes a payment of $3,693,774 under his severance agreement, which represented the payment of two-times annual salary and incentive award and the additional retirement benefit described in “Employment, Termination and Change in Control Arrangements” below.

(6)	Mr. Hudson began serving as Chairman and CEO on July 6, 2004. His annualized cash salary for 2004 was $150,000.

(7)	Mr. Fagan resigned as an officer of the Corporation effective July 6, 2004.

Option/SAR Grants in Last Fiscal Year

	Individual Grants
Name	Number of Shares Underlying Options/SARs Granted (l)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price Per Share	Expiration Date	Grant Date Present Value (2)
Sherrill W. Hudson	50,000 50,000 50,000		$12.005 12.605 13.206	7/6/14 7/6/14 7/6/14

	150,000	6.28			$313,684

Robert D. Fagan (3)	227,115	9.51	13.500	4/27/14	508,658

John B. Ramil	101,786	4.26	13.500	4/27/14	227,965

Gordon L. Gillette	72,705	3.04	13.500	4/27/14	162,834

William N. Cantrell	61,626	2.58	13.500	4/27/14	138,021

Jimmy J. Shackleford	37,391	1.57	13.500	4/27/14	83,743

(1)	The options are exercisable in three equal annual installments beginning one year from the date of grant.

(2)	The values shown are based on the Black-Scholes valuation model and are stated in current annualized dollars on a present value basis. The key assumptions used for purposes of this calculation include the following: (a) a 3.98% discount rate; (b) a volatility factor based upon the average trading price for the 36-month period ending March 30, 2004; (c) a dividend factor based upon the 3-year average dividend paid for the period ending March 30, 2004; (d) the 10-year option term; and (e) an exercise price equal to the fair market value on the date of grant. The values shown have not been reduced to reflect the non-transferability of the options or the vesting or forfeiture provisions. The actual value an executive may realize will depend upon the extent to which the stock price exceeds the exercise price on the date the option is exercised. Accordingly, the value, if any, realized by an executive will not necessarily be the value determined by the Black-Scholes model.

(3)	In connection with his resignation, the stock options reported for Mr. Fagan became immediately exercisable. For additional information, see “Employment, Termination and Change in Control Arrangements.”

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Value

			Number of Shares Underlying Unexercised Options/SARs at Fiscal Year-End	Value of Unexercised In-The-Money Options/SARs at Fiscal Year-End
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Sherrill W. Hudson	0	0	15,000 / 150,000	$32,163 / 410,210

Robert D. Fagan	0	0	784,782 / 0	841,992 / 0

John B. Ramil	0	0	198,322 / 141,815	48,554 / 284,394

Gordon L. Gillette	0	0	95,309 / 93,241	23,700 / 181,178

William N. Cantrell	0	0	164,350 / 91,566	34,559 / 182,502

Jimmy J. Shackleford	0	0	103,143 / 57,927	23,700 / 116,200

Long-Term Incentive Plans – Awards in Last Fiscal Year

			Estimated future payouts
Name	Number of shares, units or other rights	Performance or other period until maturation or payout	Threshold (#)	Target (#)	Maximum (#)

Sherrill W. Hudson	0

Robert D. Fagan	37,701	April 1, 2004 to March 31, 2007	18,851	37,701	75,402

John B. Ramil	16,897	April 1, 2004 to March 31, 2007	8,449	16,897	33,794

Gordon L. Gillette	12,069	April 1, 2004 to March 31, 2007	6,035	12,069	24,138

William N. Cantrell	10,230	April 1, 2004 to March 31, 2007	5,115	10,230	20,460

Jimmy J. Shackleford	6,207	April 1, 2004 to March 31, 2007	3,104	6,207	12,414

For additional information about the 2004 awards of performance-based restricted stock, see the section of the Compensation Committee Report on Executive Compensation entitled “Long-Term Incentive Awards” on page 7.

Pension Table

The following table shows estimated annual benefits payable under the Corporation’s pension plan arrangements for the named executive officers other than Mr. Fagan, whose retirement benefits are described below, and Mr. Hudson, who does not participate in the Corporation’s pension plan arrangements. Should Mr. Hudson remain employed by the Corporation for five years or more, he will receive pension benefits under the Corporation’s defined benefit plan which covers all full-time employees with five years or more of service. His benefit at that time would be a one-time payment valued at 55.5% of his final average earnings under that plan (which earnings as of December 31, 2004 were $150,000).

	Years of Service
Final Average Earnings	5	10	15	20 or More
$300,000	$45,000	$90,000	$135,000	$180,000
350,000	52,500	105,000	157,500	210,000
400,000	60,000	120,000	180,000	240,000
450,000	67,500	135,000	202,500	270,000
500,000	75,000	150,000	225,000	300,000
550,000	82,500	165,000	247,500	330,000
600,000	90,000	180,000	270,000	360,000
650,000	97,500	195,000	292,500	390,000
700,000	105,000	210,000	315,000	420,000
750,000	112,500	225,000	337,500	450,000
800,000	120,000	240,000	360,000	480,000
850,000	127,500	255,000	382,500	510,000
900,000	135,000	270,000	405,000	540,000
950,000	142,500	285,000	427,500	570,000

The annual benefits payable to each of the named executive officers participating in the Corporation’s pension plan arrangements are equal to a stated percentage of such officer’s final average earnings multiplied by his number of years of service, up to a stated maximum. Final average earnings are based on the greater of (a) the officer’s final 36 months of earnings or (b) the officer’s highest three consecutive calendar years of earnings out of the five calendar years preceding retirement. The amounts shown in the table are based on 3% of such earnings and a maximum of 20 years of service. The amount payable to Mr. Fagan, who retired in 2004, was based on 20% of earnings plus 4% of earnings for each of his five years of service. Mr. Fagan received a lump sum distribution of $6,644,436 in 2004.

The earnings covered by the pension plan arrangements are the same as those reported as salary and bonus in the summary compensation table above. Years of service for the named executive officers participating in the Corporation’s pension plan arrangements are as follows: Mr. Ramil (28 years), Mr. Gillette (23 years), Mr. Cantrell (29 years) and Mr. Shackleford (21 years). The pension benefit is computed as a straight-life annuity commencing at the officer’s normal retirement age and is reduced by the officer’s Social Security benefits. The normal retirement age is 63 for Messrs. Cantrell and Shackleford, 63 and 2 months for Mr. Ramil and 64 for Mr. Gillette.

The present value of the officer’s pension benefit is, at the election of the officer, payable in the form of a lump sum. The pension plan arrangements also provide death benefits to the surviving spouse of an officer equal to 50% of the benefit payable to the officer. If the officer dies during employment before reaching his normal retirement age, the benefit is based on the officer’s service as if his employment had continued until such age. The death benefit is payable for the life of the spouse.

Employment, Termination and Change in Control Arrangements

The Corporation has severance agreements with the named executive officers under which payments will be made under certain circumstances in connection with a change in control of the Corporation. A change in control means in general an acquisition by any person of 30% or more of the Common Stock, a change in a majority of the directors, a merger or consolidation of the Corporation in which the Corporation’s shareholders do not have at least 65% of the voting power in the surviving entity or a liquidation or sale of the assets of the Corporation. Each of these officers is required, subject to the terms of the severance agreements, to remain in the employ of the Corporation for one year following a potential change in control (as defined) unless a change in control earlier occurs. The severance agreements provide that in the event employment is terminated by the Corporation without cause (as defined) or by one of these officers for good reason (as defined) in contemplation of or following a change in control, or, in the case of certain executive officers, if the officer terminates his employment for any reason during the 13th month following a change in control, the Corporation will make a lump sum severance payment to the officer of three times (in the case of Mr. Hudson, one times) annual salary and bonus. In such event, the severance agreements also provide for: (a) a cash payment equal to the additional retirement benefit which would have been earned under the Corporation’s retirement plans if employment had continued for three years (in the case of Mr. Hudson, one year) following the date of termination, (b) participation in the life, disability, accident and health insurance plans of the Corporation for a three-year (in the case of Mr. Hudson, one-year) period except to the extent such benefits are provided by a subsequent employer and (c) a payment to compensate for the additional taxes, if any, payable on the benefits received under the severance agreements and any other benefits contingent on a change in control as a result of the application of the excise tax associated with Section 280G of the Internal Revenue Code. In addition, the pension plan arrangements for the Corporation’s executive officers and the terms of the Corporation’s stock options and restricted stock provide for vesting upon a change in control.

Robert D. Fagan served as Chairman, President and Chief Executive Officer of the Corporation until July 6, 2004. Upon termination of employment, pursuant to the terms of his January 28, 2003 severance agreement, Mr. Fagan received a lump-sum payment representing two times the sum of his annual salary and the greater of his targeted annual incentive award as of the date of termination and the most recent annual incentive award paid to him preceding the date of termination. Also, Mr. Fagan’s unvested time-based restricted stock and his stock options immediately vested (with continued exercisability of the stock options until the expiration of the original option term), and the performance period for all performance-based restricted stock previously issued immediately ended and the corresponding number of shares (after performance measurement) vested. Mr. Fagan became entitled to continuation of life, disability, accident and health insurance benefits for 24 months. In addition, he received a lump-sum payment equal to the amount he would have earned under the Corporation’s tax-qualified retirement plan and its supplemental retirement and excess benefit plans (offset by benefits under these plans) calculated as if he were fully vested under those plans, had continued to be a participant in those plans for 24 additional months, and had accumulated 24 additional months of compensation (taking into account the cash severance payments described above). Mr. Fagan is subject to a two-year noncompetition agreement which also prohibits him from soliciting customers, influencing other employees of the Corporation to terminate their employment, or influencing business partners to adversely alter their relations with the Corporation.

Ratification of Appointment of Auditor

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP as the Corporation’s independent auditor for 2005. Although action by the shareholders is not required, the Audit Committee believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent auditor.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Shareholders and to be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

The Board of Directors recommends a vote FOR the ratification of the action taken by the Audit Committee appointing PricewaterhouseCoopers LLP as the Corporation’s independent auditor to conduct the annual audit of the financial statements for the fiscal year ending December 31, 2005.

Audit Committee Report

The Audit Committee is composed of four directors, each of whom is independent as defined by applicable New York Stock Exchange listing standards. The Committee assists the Board of Directors in overseeing (a) the integrity of the financial statements of the Corporation, (b) the annual independent audit process, (c) the Corporation’s systems of internal control over financial reporting and disclosure controls and procedures, (d) the independence and performance of the Corporation’s outside auditor and (e) the Corporation’s compliance with legal and regulatory requirements. The Committee operates under a written charter adopted by the Board, a copy of which can be found on the Investor Relations page of the Corporation’s website, www.tecoenergy.com.

In the course of its oversight of the Corporation’s financial reporting process, the Committee has:

1.	Reviewed and discussed with management the Corporation’s audited financial statements, including Management’s Discussion and Analysis, for the fiscal year ended December 31, 2004;

2.	Discussed with PricewaterhouseCoopers LLP, the Corporation’s independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and Public Company Accounting Oversight Board Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements; and

3.	Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with PricewaterhouseCoopers LLP its independence and considered whether the provision of nonaudit services by PricewaterhouseCoopers LLP is compatible with maintaining its independence.

Based on the foregoing review and discussions, the Committee has recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

By the Audit Committee, J. Thomas Touchton (Chairman) James L. Ferman, Jr. Tom L. Rankin Paul L. Whiting

Independent Public Accountants

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Corporation’s annual financial statements for the years ended December 31, 2004 and December 31, 2003, and fees billed for other services rendered by PricewaterhouseCoopers LLP during these periods.

		2004		2003
Audit fees		$2,998,000		$1,456,500
Sarbanes-Oxley fees	1,403,000		0

Audit-related fees		150,000		178,000

Tax fees		45,000		42,401
Tax compliance fees	45,000		37,119

Tax planning fees	0		5,282

All other fees		10,000		14,573
Total		$3,203,000		$1,691,474

Audit fees consisted of fees for professional services performed for the audit of the Corporation’s annual financial statements, including management’s assessment of the Corporation’s internal controls over financial reporting, and review of financial statements included in the Corporation’s 10-Q filings, services that are normally provided in connection with statutory and regulatory filings or engagements and reviews related to debt and equity issuance and SEC filings.

Audit-related fees consisted of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements, principally for the audit of benefit plans and consultations with the Corporation’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB or other regulatory or standard-setting bodies.

Tax fees consisted of tax compliance fees for tax return review and income tax provision review; and tax planning fees, including tax audit advice.

All other fees consisted of fees for other permissible work performed by PricewaterhouseCoopers LLP, including fees for accounting advice related to specific transactions, regulatory accounting advice and other miscellaneous services.

All services rendered by PricewaterhouseCoopers LLP are permissible under applicable laws and regulations, and are pre-approved by the Audit Committee in order to assure that the provision of such services does not impair the auditor’s independence.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a specific policy for pre-approval of services to be provided by the Corporation’s independent auditor. Under the policy, in addition to the annual audit engagement terms and fees, the Audit Committee pre-approves specific types of audit, audit-related, tax and non-audit services to be performed by the independent auditor throughout the year, as well as fee ranges for each specific service, based on the Audit Committee’s determination that the provision of the services would not be likely to impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The pre-approval is effective for 12 months from the date of pre-approval. The policy permits the Audit Committee to delegate pre-approval authority to one or more of its members to ensure prompt handling of unexpected matters, with such delegated pre-approvals to be reported to the Audit Committee at its next meeting. The policy also contains a list of prohibited non-audit services and requires that the independent auditor ensure that all audit and non-audit services provided to the Corporation have been pre-approved by the Audit Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

The Corporation’s executive officers and directors are required under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Copies of those reports must also be furnished to the Corporation.

Based solely on a review of the copies of reports furnished to the Corporation with respect to 2004 and written representations that no other reports were required, the Corporation believes that the executive officers and directors of the Corporation have complied in a timely manner with all applicable Section 16(a) filing requirements except that one executive officer, Sheila M. McDevitt, filed one late report.

Shareholder Proposals

Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Corporation’s proxy materials relating to the Annual Meeting of Shareholders in 2006 must be received on or before November 16, 2005. In order for a shareholder proposal made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must be received by the Corporation not later than January 27, 2006. Any such proposals should be sent to: Corporate Secretary, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601.

Advance Notice Provisions for Shareholder Proposals and Nominations

The Bylaws of the Corporation provide that in order for a shareholder to bring business before or propose director nominations at an annual meeting, the shareholder must give written notice to the Secretary of the Corporation not less than 90 days nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of shareholders. The notice must contain specified information about the proposed business or each nominee and the shareholder making the proposal or nomination. If the annual meeting is scheduled for a date that is not within 30 days before or after such anniversary date, the notice given by the shareholder must be received no later than the tenth day following the day on which the notice of such annual meeting date was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

Solicitation of Proxies

In addition to the solicitation of proxies by mail, proxies may be solicited by telephone, facsimile or in person by regular employees of the Corporation. The Corporation has also retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of $7,500 plus out-of-pocket expenses. All expenses of this solicitation, including the cost of preparing and mailing this proxy statement, and the reimbursement of brokerage houses and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be paid by the Corporation.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be “householding” the Corporation’s proxy statements and annual reports. This means that only one copy of the proxy statement and annual report to shareholders may have been sent to multiple shareholders in one household. The Corporation will promptly deliver a separate copy of either document to shareholders who call or write the Corporation at the following address or telephone number: TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601, Attn: Investor Relations, telephone: (813) 228-1111. Shareholders wishing to receive separate copies of the proxy statement or annual report to shareholders in the future should contact their bank, broker or other nominee record holder or ADP Investor Communications Services at 1-800-542-1061.

Other Matters

The Board of Directors does not know of any business to be presented at the meeting other than the matters described in this proxy statement. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

Dated: March 16, 2005

Appendix A

The Board shall be comprised of a majority of directors who qualify as independent directors under the listing standards of the New York Stock Exchange and applicable law (“Independent Directors”). The Board shall review at least annually the relationship that each director has with the Company. Only those directors who the Board affirmatively determines have no relationship with the Company that would impair their independent judgment will be considered Independent Directors. The Board has established the following guidelines to assist in making that determination:

1.	A director shall not be independent if, within the preceding three years: (i) the director was employed by the Company; (ii) an immediate family member of the director was employed by the Company as an executive officer; (iii) the director or an immediate family member of the director received more than $100,000 in direct compensation from the Company, other than director fees, pension, or other deferred compensation for prior service in any 12-month period; or (iv) a Company executive officer was on the compensation committee of a company which during that same time period employed the director, or which employed an immediate family member of the director, as an executive officer.

2.	A director shall not be independent if (i) the director is a current employee or partner of the Company’s independent or internal auditor; (ii) an immediate family member of the director is a current partner, or an employee who participates in the audit, assurance, or tax compliance practices, of the Company’s independent or internal auditor; or (iii) the director or an immediate family member was a partner or an employee of the independent auditor and personally worked on the Company’s audit within the last three years.

3.	The following business or charitable relationships, based on the last completed fiscal year, shall not be considered to be material relationships that would impair a director’s independence: (i) if a director is an employee, or if the immediate family member of the director is an executive officer, of another company that does business with the Company and the annual sales to, or purchases from, the Company are less than the greater of $1 million or one percent of the consolidated annual gross revenues of the company for which he or she serves as an executive officer or employee; (ii) if a director is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the company for which he or she serves as an executive officer; (iii) if a director is an executive officer of a charitable organization, and the Company’s discretionary charitable contributions to the organization are less than $1 million or one percent of that organization’s total annual charitable receipts; and (iv) if a director serves as a director or trustee of a charitable organization, and the Company’s discretionary annual charitable contributions to the organization do not exceed the greater of $200,000 or 5% of that organization’s total annual charitable receipts. (Any automatic matching of employee charitable contributions will not be included in the amount of the Company’s contributions for the purpose of items (iii) and (iv).) Items (iii) and (iv) above recognize the Board’s view that its members should not avoid volunteering as directors or trustees of charitable organizations and that the Company should not cease ordinary course contributions to organizations for which a director has volunteered.

4.	For relationships the character of which are not included in the categories in paragraphs 1-3 above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth in paragraphs 1-3 above.

5.	The Board shall annually review all business and charitable relationships of directors, and whether directors meet these categorical independence tests shall be made public annually. The Company shall make appropriate disclosure of the basis for any Board determination that a relationship was immaterial despite the fact that it did not meet the categorical standards of immateriality in paragraph 3 above.

YOUR VOTE IS IMPORTANT

VOTE BY INTERNET / TELEPHONE

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INTERNET

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Go to the website address listed above.

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Follow the simple instructions that appear on your computer screen.

OR

TELEPHONE

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Use any touch-tone telephone.

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Follow the simple recorded instructions.

OR

MAIL

Mark, sign and date your proxy card.

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Return your proxy card in the postage-paid envelope provided.

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

Please Sign, Date and Return

the Proxy Card Promptly

Using the Enclosed Envelope.

☒

Votes must be indicated

(x) in Black or Blue ink.

The Board Recommends a Vote FOR all Nominees.

1. ELECTION OF DIRECTORS

FOR ALL `

AGAINST ALL `

EXCEPTIONS `

Nominees: 01 - DuBose Ausley, 02 - James L. Ferman, Jr., 03 - James O. Welch, Jr., 04 - Paul L. Whiting

(INSTRUCTIONS: To vote against any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)

The Board Recommends a Vote FOR the Proposal below.

FOR AGAINST ABSTAIN

2. RATIFICATION OF THE CORPORATION’S

INDEPENDENT AUDITOR

In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the meeting.

This proxy will be voted as specified, or if no specification is made, FOR Proposals 1 and 2.

SCAN LINE

INSTRUCTIONS—Signatures should correspond exactly with the name or names of Shareholders as they appear on this proxy. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full titles. Execution on behalf of corporations should be b y a duly authorized officer and on behalf of partnerships by a general partner or in the firm name by another duly authorized person.

Date Share Owner sign here

Co-Owner sign here

ADMISSION TICKET

2005 Annual Shareholders’ Meeting

Wednesday, April 27, 2005, 10:00 A.M.

TECO Plaza

702 North Franklin Street

Tampa, Florida 33602

Shareholders who do not present a photo ID and an admission ticket or verification of ownership may not be admitted to the meeting.

Attached below is your proxy card for the 2005 Annual Meeting of Shareholders of TECO Energy, Inc.

You may vote by Telephone, by Internet, or by Mail.

To vote by Telephone or Internet, see instructions on reverse side.

To vote by Mail, please return your proxy in the enclosed Business Reply Envelope.

PROXY

TECO ENERGY, INC.

Proxy for Annual Meeting of Shareholders, April 27, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TECO ENERGY, INC.

The undersigned hereby constitutes and appoints DuBose Ausley, Luis Guinot, Jr. and Sherrill W. Hudson and any one or more of them, attorneys and proxies of the undersigned, with full power of substitution to each attorney and substitute, for and in the name of the undersigned to appear and vote all shares of Common Stock of TECO Energy, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on April 27, 2005 at 10:00 A.M., and at any and all adjournments thereof, with all powers the undersigned would have if personally present, hereby revoking all proxies previously given.

(THIS PROXY IS CONTINUED AND IS TO BE SIGNED ON REVERSE SIDE)

To change your address please mark this box.

TECO ENERGY, INC.

P.O. BOX 11004

NEW YORK, N.Y. 10203-0004